Exhibit 10.20

Summary of Executive Officer Compensation

The following named executive officers of ABIOMED, Inc. are at will employees of ABIOMED and have not entered into a formal employment agreement with ABIOMED. The current understanding between each employee and ABIOMED with respect to the employee’s compensation is as follows:

Name	Base salary	Bonus target for fiscal 2009
William Bolt	$224,700	$100,000
Andrew Greenfield	$194,555	$75,000
Patricia A. Fitch	$240,750	$100,000

These officers are also eligible to receive grants of stock options and other awards at the discretion of ABIOMED’s Compensation Committee.

We have an employment agreement with our Chief Executive Officer, Michael R. Minogue, that sets forth the terms of his employment. Mr. Minogue’s current salary is $371,700 and his target bonus for fiscal 2009 is $371,700. We have an offer letter with our Chief Financial Officer, Daniel J. Sutherby, that sets forth the terms of his employment. Mr. Sutherby’s current salary is $236,385 and his target bonus for fiscal 2009 is $100,000. We also have an offer letter with our Chief Operating Officer, David M. Weber, that sets forth the terms of his employment. Mr. Weber’s current salary is $262,500 and his target bonus for fiscal 2009 is $100,000.